Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Twelve Percent Increase in Dividend at Six Flags

Cash Dividend Increases from $2.08 to $2.32 Per Share Annualized

GRAND PRAIRIE, Texas - November 3, 2015 - Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that its board of directors increased the company’s annual cash dividend 12 percent by declaring a quarterly cash dividend of $0.58 per share of common stock payable to shareholders of record as of December 2, 2015. The dividend will be payable to shareholders on December 14, 2015.
“The company continues to generate significant and consistent cash flow, and our board and management team remain committed to a shareholder-friendly capital allocation policy that includes an attractive, increasing cash dividend combined with an efficient share repurchase program,” said Jim Reid-Anderson, Chairman, President and CEO.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.